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November 30, 2001

Archstone-Smith Trust (as successor to Charles E. Smith Residential Realty
Inc.):

We are aware that Archstone-Smith Trust has incorporated by reference in its previously filed Registration Statements Nos. 333-72506, 333-72550, 333-60817-99, 333-43723-99, 333-60815-99, 333-31031-99, 333-44639-99 and
333-31033-99, Archstone-Smith Trust's Form 8-K dated November 27, 2001, which includes our report dated November 2, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to November 2, 2001.

                               Very truly yours,
                               /s/ Arthur Andersen LLP